Exhibit 5.1

September 5, 2013

MarkWest Energy Partners, L.P.

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, Colorado 80202

Re:                             MarkWest Energy Partners, L.P.

Ladies and Gentlemen:

We have acted as counsel for MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”) and the managing member of MarkWest Energy Operating Company, L.L.C. (the “Operating Company”), in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) or the proposed offering and sale by the Partnership and M&R MWE Liberty, LLC, a Delaware limited liability company (the “Selling Unitholder”), of common units representing limited partner interests in the Partnership consisting of Common Units having an aggregate offering price of up to $1,000,000,000 (the “Primary Units”) to be issued and sold by the Partnership and up to 794,761 Common Units (the “Secondary Units”) to be sold by the Selling Unitholder, pursuant to an equity distribution agreement dated September 5, 2013 (the “Equity Distribution Agreement”) between the Partnership, the Operating Company, the Selling Unitholder and Citigroup Global Markets Inc. Capitalized terms used but not defined herein shall have the meanings given such terms in the Equity Distribution Agreement.

The Common Units are being offered and sold pursuant to a prospectus supplement, dated September 5, 2013, (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) on September 5, 2013, to prospectuses dated August 20, 2013 and January 29, 2013 (such prospectuses, as amended and supplemented by the Prospectus Supplement, the “Prospectuses”), included in Registration Statements on Form S-3 (Registration Nos. 333-190438 and 333-186011, respectively) (the “Registration Statements”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, MarkWest Energy GP, L.L.C., a Delaware limited liability company (the

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“General Partner”), which is the sole general partner of the Partnership, and the Operating Company, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration, issuance and sale of the Units and related matters, (iii) certain resolutions adopted by the Board of Directors of the General Partner in its role as general partner of the managing member of the Operating Company, (iv) the Registration Statements, (v) the Prospectuses, and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate. In connection with this opinion, we have assumed that (i) all information contained in all documents reviewed by us is true, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statements, and any amendments thereto (including post-effective amendments), will have become effective and (v) all Units will be sold in the manner stated in the Prospectuses and the Equity Distribution Agreement.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Primary Units are duly and validly authorized for issuance and, upon payment and delivery of the Primary Units in accordance with the Equity Distribution Agreement, the Prospectus Supplement and the Prospectuses, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectuses and (ii) the Secondary Units were duly and validly authorized for issuance and were validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectuses.

The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statements and to the reference to our Firm under the heading “Validity of the Common Units” in the Prospectus Supplement and under the heading “Validity of the Securities” in the Prospectuses. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins LLP